Exhibit 10.26
SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT
BY AND BETWEEN
HUMAN GENOME SCIENCES, INC. AND H. THOMAS WATKINS
     WHEREAS, HUMAN GENOME SCIENCES, INC. (the “Company”) and H. THOMAS WATKINS (“Executive”) have entered into an employment agreement, dated as of November 21, 2004, as amended (the “Employment Agreement”);
     WHEREAS, the Company and Executive now desire to further amend the Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder and to extend Executive’s air travel reimbursement benefit; and
     WHEREAS, Section 14 of the Employment Agreement provides that all amendments must be in writing signed by both parties;
     NOW, THEREFORE, the Employment Agreement is hereby amended as follows:
1.	Effective as of October 27, 2008, Section 4(h)(ii) is hereby amended in its entirety as follows:

“(ii) The Company will also reimburse Executive for weekly roundtrip coach class commercial air travel to Chicago, Illinois and related expenses through November 21, 2009, or until the earlier relocation of his family to the Maryland/Virginia/Washington D.C. area; such reimbursement of related expenses shall be in accordance with the Company’s policies then in existence.”

2.	Section 5(f) is hereby amended by deleting therefrom the following sentence:

“Such Date of Termination, in each case, is the date as of which the Company and Executive reasonably anticipate that no further services will be performed by Executive and shall be construed as the date Executive first incurs a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).”

3.	Section 18(vi) is hereby amended in its entirety to read as follows:

“(vi) “Termination of employment,” “Date of Termination,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code. If a payment obligation under this Agreement arises on account of Executive’s separation from service while he is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue with interest and shall be made within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after appointment of the personal representative or executor of Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.”

4.	In all other respects, the Employment Agreement is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company and Executive hereby amend the Employment Agreement, effective as of the first day of January, 2009, except as otherwise provided herein.

H. THOMAS WATKINS		WITNESS:

/s/ H. Thomas Watkins		Cynthia Howland

HUMAN GENOME SCIENCES, INC.		ATTEST:

By:	/s/ James H. Davis, Ph.D	Rose Hadidian
James H. Davis, Ph.D.
Title: Executive Vice President